Contact: James C. Miller

724-465-1487

TO BE RELEASED:

Monday, April 15, 2002

at 10:00 a.m.

S&T Bancorp, Inc. Announces Earnings

Indiana, Pennsylvania (Nasdaq:STBA) - S&T Bancorp, Inc. today announced net income of $11.5 million or $0.43 diluted earnings per share for the quarter ending March 31, 2002, compared to net income of $11.7 million or $0.43 diluted earnings per share for the first quarter of 2001.

Return on average equity was 15.8 percent as compared to 16.6 percent in the year ago quarter and 16.2 percent for the year 2001. Excluding the effects of unrealized gains in the available for sale investment portfolio, return on average equity would have been 17.7 percent. Return on assets was 2.00 percent in the quarter, compared with 2.04 percent in the first quarter of 2001.

James C. Miller, president and chief executive officer, commented, "The current economic conditions created a challenging operating environment for us this quarter. Loan originations were lower than anticipated, and our cost of funds have not yet caught up with the 475 basis points of short-term rate cuts that have occurred these past 15 months. These two factors were the primary cause of net interest income declining from $22.6 million in the first quarter of 2001 to $21.8 million this quarter. We had strong performances in noninterest income areas this quarter which partially offset that contraction."

The net interest margin for the first quarter 2002 was 4.21 percent as compared to 4.21 percent and 4.41 percent for the quarters ending December 31, 2001 and March 31, 2001, respectively. Outstanding loans totaled $1.6 billion, representing a $25.0 million decline from December 31, 2001 and a $20.4 million decrease from March 31, 2001. Most of the decline was the result of residential mortgage loans held in the portfolio refinancing and being sold into the secondary markets in order to mitigate long-term interest rate risk exposure. Deposit balances decreased $9.0 million and increased $35.3 million for the three and twelve month periods, respectively.

Noninterest income increased 13 percent or $0.8 million from the year ago quarter due to increases in mortgage banking, insurance and equity security gains. S&T Investment Company continued to be a significant revenue source, generating $1.0 million in dividends, $0.1 million of equity call fees and $1.8 million of equity securities gains for this quarter. With a market value of $119.7 million, the equity securities portfolio had $42.3 million of unrealized gains at March 31, 2002. Miller added, "I am pleased with the performance of S&T Investment Company in this market environment. This portfolio not only provides income diversification, but has become a significant, sustainable source of revenue over the years."

Asset quality measurements reflected the current economic environment but remained strong at March 31, 2002. Nonperforming loans totaled $7.7 million or 0.47 percent of total loans at the end of the first quarter, a slight improvement from the $8.3 million at December 31, 2001. The allowance for loan losses was $27.9 million, or 1.72 percent of total loans, as of March 31, 2002. The provision for loan losses was $1.0 million in the first quarter of 2002, the same as the first quarter of 2001. Net charge-offs for the quarter were $0.1 million, or 0.02 percent of average loans on an annualized basis.

Noninterest expense increased $0.8 million as compared to the same period of 2001. The increase is primarily associated with higher medical and pension plan costs and higher staffing levels required to implement new initiatives in fee based business lines. Earnings this quarter also benefited by the recent tax law change that now allows for a tax deduction of dividends paid to participants in S&T defined contribution retirement plans.

On March 20, 2002, S&T announced a pending acquisition of Peoples Financial Corporation, a $322 million community bank headquartered in Ford City, PA. Miller stated, "We are excited by the potential a merger partner such as Peoples presents with contiguous market expansion and consistency in markets and demographics. We view it as a wonderful opportunity to leverage our existing capital base and operations infrastructure. The merger is expected to be finalized in the third quarter of 2002 and be immediately accretive to earnings."

S&T Bancorp declared a $0.24 dividend per share on March 18, 2002, payable on April 25, 2002 to shareholders of record April 1, 2002. This represents a 9 percent increase over the cash dividend declared in the first quarter of 2001. The book value and market value of S&T common stock on March 31, 2002 were $11.03 and $25.45 per share, respectively. A stock buyback authorization for repurchasing up to 1 million shares remains in effect for 2002 of which .2 million shares have been repurchased to date.

Miller added, "We were very pleased to learn recently that S&T was named to the Keefe, Bruyette & Woods (KBW) 2002 Honor Roll based on our excellent record of earnings growth over the past ten years. S&T was also named to the KBW 2001 and 2000 Honor Rolls, and we were happy that our long-term performance once again warranted inclusion on this list. Finally, while there are still many uncertainties regarding interest rates and the economy in general, we are anticipating net loan growth of 2-3 percent as well as deposit growth of 2-3 percent. We are also anticipating that our net interest margin of 4.21 percent will be relatively unchanged for the year. Fee income is projected to increase 8-10 percent in 2002. The $120 million of equity securities in our S&T Investment Company should allow recognition of $5-7 million of equity security gains in 2002. We believe the combination of these factors, along with anticipated increases in noninterest expense, will allow earnings per share to increase by 4-6 percent in 2002 to a range of $1.82 to $1.86."

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition.